UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 22, 2008

MISSION COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

California	333-12892	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

581 Higuera Street, San Luis Obispo, CA 93401
(Address of principal executive offices)
(Zip code)

(805) 782-5000
(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

In an effort to take a proactive approach to addressing any credit issues within Mission Community Bank’s portfolio, management elected to engage a third party credit review in the 2nd quarter of 2008.  The bank experienced both an annual external credit review and regulatory examination in the normal course of business during the first quarter of 2008.  While there were no noted issues reflected in the reviews in the first quarter, the recent events in the banking sector caused management to initiate the additional review.

After the results of this review, management and the board of directors decided to enhance the allowance for loan and lease losses (ALLL) by $2.3 million.  This would provide a ratio of ALLL/ Total Loans of 2.01% at June 30, 2008, as compared to 1.03% at March 31, 2008.  This increase is in response to estimated risk in four relationships. Three of these are real estate secured for which the underlying collateral is experiencing significant stress and now impaired.  The fourth impaired loan is in the process of collection; however, management does anticipate loss exposure.

With this boost in the ALLL, management and the board of directors believe that they have properly addressed any potential credit losses which may arise from the current loan portfolio.  Non-performing loans increased by approximately $2.5 million in the second quarter.  Credit and risk management policies and procedures have been enhanced in the area of credit administration to better ensure timely recognition and response to any further credit issues as they might arise.

Mission Community Bank, the subsidiary of Mission Community Bancorp is well capitalized at June 30, 2008,  with a Tier One Leverage Capital/Assets ratio of 11.3%,  well in excess of regulatory guidelines for a well-capitalized bank.  The company increased its capital via a secondary public offering, which closed on February 15, 2008  resulting in $6.8 million in net new capital to the bank.  The company anticipates closing the private placement remainder within the next 30 days, which will be a minimum of $4.0 million.

The resultant net loss for the company for the second quarter of 2008 is $(1,346,000), as compared to net income of $144,000 for the same period in 2007.

MCB’s total assets were $186 million as of June 30, 2008, a $30 million increase over the year earlier level of $156 million.  Outstanding loans totaled $148 million, a $23 million increase over June 30, 2007.  Deposits increased $8 million over the same time period to $126 million.

Management and the Board of Directors plan to continue to execute their strategic and business plans and anticipate opening a 4th new branch office in Santa Maria, California in fall of 2008.

Item 9.01.  Financial Statement and Exhibits

(d)               Exhibits

                    None.

Forward Looking Statements

This Form 8-K includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Current Report on Form 8-K the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2008	MISSION COMMUNITY BANCORP

By: /s/Anita M. Robinson
Anita M. Robinson
President and Chief Executive Officer